GoHealth 222 Merchandise Mart Plaza, Ste 1750 Chicago, IL 60654 April 1, 2025 Vijay Kotte Re: Retention Agreement Dear Vijay: This letter (the “Letter Agreement”) sets forth the terms of a retention award (the “Retention Award”) granted by GoHealth, Inc., a Delaware corporation (the “Company”). Subject to the terms hereof, you will be eligible to receive the Retention Award in the following form: (i) A grant of 500,000 restricted stock units under the Company’s 2020 Incentive Award Plan (the “Plan”), which (a) shall be granted to within thirty (30) days following the date you sign and return a copy of this Letter Agreement to the Company, (b) vests one hundred percent (100%) immediately on the grant date, in each, case subject to your continued employment as Chief Executive Officer of the Company through the applicable vesting date, and (c) shall be subject to the Company’s standard form of restricted stock unit agreement, as modified to reflect the terms herein; and (ii) A cash payment of $3,000,000, payable (a) 50% within 30 days following the date you sign and return a copy of this Letter Agreement to the Company, subject to your continued employment or service with the Company through the payment date, and (b) 50% within 30 days of achievement of the performance measures set forth on Exhibit A attached hereto, subject to both your continued employment or service with the Company through the payment date. To be eligible for all or any part of the Retention Award, you must sign and return a copy of this Letter Agreement to the Company no later than thirty (30) days following the date of this Letter Agreement, and satisfy the conditions set forth above. Additionally, in the event that your employment as Chief Executive Officer of the Company is terminated prior to the three (3) year anniversary of this Letter Agreement (the “Clawback Date”) for any reason other than your (i) termination by the Company without “Cause” or due to “Disability” (each as defined in the Employment Agreement by and between you, the Company, and GoHealth Holdings, LLC dated June 3, 2022, as may be amended from time to time (the “Employment Agreement”)), (ii) resignation for “Good Reason” (as defined in the Employment Agreement), or (iii) death, then you will be required to repay, within 30 days following such termination, the full value of any portion of the Retention Award you have received prior to such termination of employment, multiplied by a fraction in which (a) the numerator is the number of days occurring between the date of your termination of employment and the Clawback Date, and (b) the denominator shall be 1,095 (the “Clawback Amount”). The portion of the Clawback Amount attributable to any

GoHealth 222 Merchandise Mart Plaza, Ste 1750 Chicago, IL 60654 shares received upon settlement of the restricted stock unit agreement shall be valued based on the “Fair Market Value” (as defined in the Plan) as of the date of such termination of employment. By your signature below, you hereby agree to the terms of this Letter Agreement, including your obligation to repay the Clawback Amount. You further agree that in the event you are required to repay the Clawback Amount pursuant to the terms of this Letter Agreement and you fail to repay such amount within thirty (30) days of your termination of employment, the Company may reduce any future payments it owes to you by the amount of the unpaid Clawback Amount due. Should you have any questions, please feel free to contact me. Sincerely, ___________________ Acknowledged and Agreed to: ___________________ Vijay Kotte /s/ Bradley M Burd /s/ Vijay Kotte

GoHealth 222 Merchandise Mart Plaza, Ste 1750 Chicago, IL 60654 Exhibit A Cash Retention Award Performance Conditions [REDACTED]